UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2009

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As previously disclosed, MMC Energy, Inc. (“MMC” or the “Company”) entered into a definitive purchase agreement on May 27, 2009 with Wellhead Electric Equipment, LLC, California Holdings McCall, LLC and Escondido II, LLC, all of which are affiliated entities of Wellhead Electric Company, Inc., providing for the sale of substantially all of the operating assets of MMC (the “Asset Sale”). The Asset Sale was overwhelmingly approved at a special meeting of its stockholders held on September 14, 2009.

The closing of the Asset Sale was completed on September 23, 2009. The Asset Sale involved the sale by the Company of substantially all of MMC’s remaining operating assets for an aggregate of approximately $4.0 million in cash, after adjusting the gross purchase price of $4,865,000 for a share of the Company’s summer operating revenues as provided for in the purchase agreement.  The Company utilized a portion of the proceeds to repay the approximately $1.7 million of debt owned to TD Banknorth, and approximately $400,000 in transaction costs. The Company previously announced the sale of its two GE LM6000 PC Sprint Turbines for $26.65 million to a subsidiary of Pro Energy. That sale is expected to close no later than October 7, 2009.

A copy of the press release issued by the Company relating to the closing of the Asset Sale is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1  Press Release, dated September 23, 2009, issued by MMC Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MMC ENERGY, INC.

Date: September 24, 2009	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer